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                                                                   Exhibit 99.16

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June 8, 1997

Board of Directors
Prime Service, Inc.
16225 Park Ten Place
Suite 200
Houston, TX 77084

Gentlemen:

You have asked us to advise you with respect to the fairness, from a financial point of view, of the consideration to be received by the stockholders of Prime Service, Inc., a Delaware corporation (the "Company"), pursuant to the terms of the Agreement and Plan of Merger, dated as of June 8, 1997 (the "Merger Agreement"), by and among Atlas Copco North America Inc., a Delaware corporation ("Parent"), PS Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Newco"), and the Company. The Merger Agreement provides for Newco to make a tender offer for all of the outstanding shares of common stock, par value $0.01 per share, of the Company (the "Company Common Stock") at $32.00 per share net to the seller in cash (the "Offer"). The Offer will be followed by the merger (the "Merger") of Newco with and into the Company pursuant to which the Company will become a wholly owned subsidiary of Parent, and each outstanding share of Company Common Stock (other than shares of Company Common Stock owned by the Company, any subsidiary of the Company, Parent, Newco or any other subsidiary of Parent and other than shares of Company Common Stock as to which dissenters' rights of appraisal are perfected) will be converted into the right to receive $32.00 in cash.

In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company, as well as the Merger Agreement. We have also reviewed certain other information, including financial forecasts, provided to us by the Company and have met with the Company's management to discuss the business and prospects of the Company.

We have also considered certain financial and stock market data of the Company, and we have compared those data with similar data for other publicly held companies in businesses similar to those of the Company, and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.
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                                                               Board of
                                                               Directors

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                                                               June 8, 1997
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In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. In addition, we have not been requested to make and have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We were not requested to and did not solicit third party indications of interest in acquiring all or any part of the Company.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Offer and the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Offer.

In the ordinary course of our business, Credit Suisse First Boston Corporation and its affiliates may actively trade the securities of both Parent and the Company for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

In addition we have in the past provided certain financial advisory and investment banking services to the Company and Parent, for which services we have received compensation.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Offer and the Merger, does not constitute a recommendation to any stockholder whether or not such stockholder should tender shares pursuant to the Offer and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without Credit Suisse First Boston Corporation's prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the stockholders of the Company in the Offer and the Merger is fair to such stockholders from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION